April 16, 2007

The Student Loan Corporation Announces
First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $44 million ($2.20 earnings per share) for the first quarter of 2007, a decrease of $2 million (5%) compared to net income of $46 million ($2.31 basic earnings per share) for the same period of 2006. Increased income from loan sales and higher servicing revenues only partially offset reduced net interest income, higher loan loss provisions and increased first quarter operating expenses.

“I was pleased to see last year’s strong originations performance carryover into 2007,” said CEO Mike Reardon. “Our product offerings continue to provide value to our student borrowers helping them to achieve their educational goals.”

During the twelve month period ended March 31, 2007, the Company’s managed student loan portfolio grew by 10% to $34.7 billion demonstrating the Company’s continued strong origination performance. At quarter end, the managed portfolio includes $22.6 billion of Company owned loan assets. First quarter disbursements included FFELP Stafford and PLUS disbursements of $1.5 billion, a 17% increase from the same period of last year. During the quarter, the Company also made new CitiAssist Loan commitments of $0.7 billion, up 15% compared to the same period last year. Secondary market and other loan procurement activities contributed approximately $0.6 billion of loans to the Company’s student loan portfolio during the 2007 first quarter. This secondary market and other loan procurement volume was primarily composed of FFELP Consolidation Loans.

Net interest income of $94 million for the first quarter of 2007 was $13 million, or 12%, lower than the same period of 2006. This decrease was mainly the result of lower average balances. First quarter net interest margin was 1.65%, a decrease of two basis points from the same period of 2006.

The Company’s other income of $33 million for the first quarter of 2007 was $21 million higher than the same period of 2006. This increase was attributable to an $11 million increase in gains on loan sales combined with an increase in servicing revenues related to the growth of the Company’s managed loan portfolio.

The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the first quarter of 2007 was 0.52%, an increase of three basis points from the same period of 2006. Total operating expenses were $44 million for the first quarter of 2007, up $7 million (18%) from the same 2006 period. Operating expenses increased due to the incremental costs associated with servicing and administering the larger managed loan portfolio. The increase in operating expenses was also caused by the Company’s $2 million voluntary contribution to a national fund for the purpose of educating high school seniors and their parents on the subject of financing higher education.

The Company’s provision for loan losses for the first quarter of 2007 was $11 million which was $4 million higher than the first quarter 2006 provision. The increase in the provision was primarily related to an increase in the allowance for loan losses.

The Company’s first quarter return on average equity decreased to 11.4% from 13.6% in the first quarter of 2006, due primarily to higher equity balances and, to a lesser extent, lower earnings.

On April 13, 2007, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share, an increase of $0.13 (10%) per share. The dividend will be paid June 1, 2007 to shareholders of record on May 15, 2007.

The Student Loan Corporation is one of the nation’s leading originators and holders of student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on certain loans.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2007	2006	2006
ASSETS	(Unaudited)		(Unaudited)
Federally insured student loans	$ 15,744,911	$ 17,184,133	$ 17,812,247
Private education loans	3,848,533	3,072,394	5,014,997
Deferred origination and premium costs	650,266	632,872	722,569
Less: allowance for loan losses	(20,855)	(14,197)	(9,387)
Student loans, net	20,222,855	20,875,202	23,540,426
Other loans and lines of credit	94,910	76,117	108,880
Loans held for sale	2,257,298	323,041	2,555,923
Cash	230,071	6,570	517
Residual interests in securitized loans	545,897	546,422	187,299
Other assets	904,000	809,251	732,797

Total Assets	$ 24,255,031	$ 22,636,603	$ 27,125,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$ 9,800,000	$ 11,136,800	$ 13,838,900
Long-term borrowings, payable to principal stockholder	12,200,000	9,200,000	11,200,000
Deferred income taxes	277,137	287,641	280,246
Other liabilities	406,561	458,861	416,910

Total Liabilities	22,683,698	21,083,302	25,736,056

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,333	141,324	141,275
Retained earnings	1,429,800	1,410,968	1,248,311
Accumulated other changes in equity from nonowner sources	-	809	-

Total Stockholders' Equity	1,571,333	1,553,301	1,389,786

Total Liabilities and Stockholders' Equity	$ 24,255,031	$ 22,636,603	$ 27,125,842

Certain prior period balances have been reclassified to conform to the current period’s presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
NET INTEREST INCOME
Interest income	$ 378,647	$ 376,918
Interest expense	284,890	269,819
Net interest income	93,757	107,099
Less: provision for loan losses	(10,528)	(6,140)
Net interest income after provision for loan losses	83,229	100,959

OTHER INCOME
Gains on loans sold	17,774	6,751
Fee and other income	14,863	5,149
Total other income	32,637	11,900

OPERATING EXPENSES
Salaries and employee benefits	14,450	12,711
Other expenses	29,748	24,850
Total operating expenses	44,198	37,561

Income before income taxes	71,668	75,298
Income taxes	27,645	29,143
NET INCOME	$ 44,023	$ 46,155

DIVIDENDS DECLARED AND PAID	$ 26,000	$ 21,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE
(based on 20 million average shares outstanding)	$ 2.20	$ 2.31

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$ 1.30	$ 1.08

Certain prior period balances have been reclassified to conform to the current period’s presentation.